EXHIBIT 99.1

News Release

Craig Manson Investor Relations 952/853-6022

Ceridian Delays SEC Filing to Complete Previously Announced Internal Review

MINNEAPOLIS, MN, August 5, 2004 — Ceridian Corporation (NYSE: CEN) announced today that it will delay the filing of its quarterly report on Form 10-Q for the quarter ended June 30, 2004, with the Securities and Exchange Commission pending completion of an internal review focusing on the capitalization and expensing of certain costs in its U.S. Human Resource Solutions business. As previously announced, the review is being conducted under the direction of the Company’s Audit Committee, with the assistance of Deloitte & Touche LLP. The Company intends to complete its review and file its Form 10-Q for the second quarter as soon as practical. As previously announced, it is possible that the review may have an impact on the Company’s consolidated financial statements for the second quarter of 2004 and for previously reported periods, as well as guidance.

Ronald L. Turner, the Company’s chairman, president and chief executive officer, said “Due to the timing of the review and the amount of time necessary for a complete and thorough review, the Company will not be able to complete its review and meet the filing deadline of August 9, 2004, for its second quarter Form 10-Q. The U.S. HRS business has been engaged in a number of development projects over recent years. To assure an appropriate allocation of costs, and the appropriate recording and timing of an expense, requires a detailed review of complex technology and accounting matters relating to each of these projects, including an analysis of some earlier time periods. It is important to the Company for the process to be complete and thorough. We will release our financial results as soon as practical, and then make the appropriate SEC filings, without compromising the process. The Company’s business fundamentals remain sound.”

The Company also announced today that it has amended its $350 million domestic revolving credit facility and $150 million Comdata receivables securitization facility to allow additional time to deliver its Form 10-Q for the second quarter to its lenders through September 30, 2004, without the delayed delivery constituting a default under these agreements.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “intends,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including the results of Ceridian’s Audit Committee review focusing on the capitalization and expensing of certain costs in Ceridian’s U.S. Human Resource Solutions business and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.